                                                                     EXHIBIT 4.9


                               SECURITY AGREEMENT


                 SECURITY AGREEMENT (the "Agreement"), dated as of August 11, 1994, made by ACME STEEL COMPANY, a Delaware corporation having an office at 13500 South Perry Avenue, Riverdale, Illinois 60627 (together with its successors and assigns, "Pledgor"), in favor of SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION, a national banking association, having an office at 777 Main Street, Hartford, Connecticut 06115, as collateral agent (in such capacity and together with its successors and assigns in such capacity, "Collateral Agent") (for its benefit and for the benefit of the other Secured Parties (as hereinafter defined)).


                               R E C I T A L S :

                 1. Pursuant to that certain indenture (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Note Indenture"), dated as of August 11, 1994, by and among Acme Metals Incorporated (the "Company"), Pledgor, as subsidiary guarantor of the Company's obligations, each of the other subsidiaries of the Company, as guarantors (collectively, the "Guarantors") of the Company's obligations, and Shawmut Bank Connecticut, National Association, as trustee (in such capacity and together with its successors and assigns in such capacity, the "Note Trustee") for the holders of the Senior Secured Notes (as hereinafter defined), the Company is issuing its 12 1/2% senior secured notes due 2002 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Senior Secured Notes") in the aggregate principal amount of $125,000,000.

                 2. Pursuant to that certain indenture (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Discount Note Indenture"; together with the Note Indenture, the "Indentures"), dated as of August 11, 1994, by and among the Company, the Guarantors and Shawmut Bank Connecticut, National Association, as trustee (in such capacity and together with its successors and assigns in such capacity, the "Discount





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                                      -2-



Note Trustee"; together with the Note Trustee, the "Trustees") for the holders of the Senior Secured Discount Notes (as hereinafter defined), the Company is issuing its 13 1/2% senior secured discount notes due 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Senior Secured Discount Notes"; together with the Senior Secured Notes, the "Notes") in the aggregate principal amount of $117,958,000.

                 3. Pursuant to that certain term loan agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Term Loan Agreement"), dated as of August 4, 1994 by and among the Company, Lehman Commercial Paper Inc., as agent (in such capacity and together with its successors and assigns in such capacity, the "Agent"), and the lenders party thereto (together with all subsequent lenders party to the Term Loan Agreement, the "Lenders"), Acme Metals is borrowing $50,000,000.

                 4. Collateral Agent is the collateral agent under that certain collateral agency agreement (the "Collateral Agency Agreement"), dated as of August 11, 1994, for the Trustees (for the benefit of the holders of the Notes), for the Agent for the benefit of the Lenders and such other parties which may from time to time become additional lenders to the Company and/or the Guarantors (each such lender, a "Permitted Additional Lender" and collectively, the "Permitted Additional Lenders"; together with the Trustees, the Agent and Collateral Agent, the "Secured Parties") which may, in accordance with the provisions of clause (xi) of the definition of "Permitted Liens" in each Indenture as in effect on the date hereof, take a security interest in the Collateral (as defined in the Collateral Agency Agreement) to secure the financing provided by the Permitted Additional Lenders (such financing, the "Permitted Replacement Financing") upon the execution and delivery by the Permitted Additional Lenders of a supplement to the Collateral Agency Agreement as contemplated therein.

                 5. Pledgor is the owner of the Pledged Collateral (as hereinafter defined).





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                                      -3-



                 6. This Agreement is given by Pledgor in favor of Collateral Agent for its benefit and the benefit of the other Secured Parties to secure the payment and performance of the Secured Obligations (as hereinafter defined).


                              A G R E E M E N T :

                 NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor and Collateral Agent hereby agree as follows:

                 SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indentures as in effect on the date hereof. The following terms shall have the following meanings. Such definitions shall be applicable equally to the singular and plural forms of the terms defined.

                 "Collateral Account" shall mean the collateral account established and maintained under Section 3.1 of the Collateral Agency Agreement.

                 "Collateral Account Funds" shall mean all funds from time to time on deposit in the Collateral Account; all investments (including, without limitation, Cash Equivalents) and all certificates and instruments from time to time representing or evidencing such investments; all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by Collateral Agent for or on behalf of Pledgor in substitution for, or in addition to, any or all of the Pledged Collateral; and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the items constituting Pledged Collateral.

                 "Contested Liens" shall have the meaning assigned to such term in subsection 7(e) of this Agreement.





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                                      -4-



                 "Copyrights" shall mean all copyrights of the United States or any other country, and all registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States, or in any similar office or agency of any other country or any political subdivision thereof including, without limitation, those described in Schedule A annexed hereto and all copyrights in derivative works, extensions or renewals thereof.

                 "Indemnification Documents" shall mean, collectively, (i) that certain cross-indemnification agreement dated as of May 29, 1986, by and between The Interlake Corporation ("Interlake") and Pledgor and (ii) that certain tax indemnification agreement made and entered into as of May 30, 1986, by and between Interlake and Pledgor.

                 "Intangibles" shall mean all contract rights relating to Pledged Collateral (including, without limitation, Pledgor's rights under the Modernization Project Documents and the Indemnification Documents), and all goodwill, descriptions, name plates, choses-in-action, causes of action, catalogs, confidential information, consulting agreements, engineering contracts, and such other assets which relate to the goodwill of the business of Pledgor and rights to refund or indemnification to the extent the foregoing relate to Pledged Collateral, deposit accounts, letters of credit, documents, instruments, chattel paper and income tax refunds to the extent relating to Pledged Collateral, claims for tax or other refunds against any city, county, state, or federal government, or any agency or authority or other subdivision thereof relating to Pledged Collateral, lease agreements relating to Pledged Collateral, corporate or other business records relating to Pledged Collateral, and all other general intangibles of every kind and description relating to Pledged Collateral.

                 "Intellectual Property" shall mean, collectively, all Copyrights, Patents and Trademarks and all licenses therefor and all licenses under the patents, trademarks, copyrights and trade secrets of third parties to Pledgor.





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                                      -5-



                 "Modernization Project" means the continuous thin slab cluster/hot strip mill complex to be constructed at Acme Steel's Riverdale, Illinois plant pursuant to the Construction Contract and all architectural, engineering and construction plans, utility and other installations and permits together with all land, improvements, additions, furniture, fixtures and equipment associated with such project.

                 "Modernization Project Documents" shall mean, collectively, the following agreements, each as amended, amended and restated, supplemented or otherwise modified from time to time: the Construction Contract and all exhibits, attachments, supplements or other documents or instruments attached or related thereto and any and all other agreements of a similar nature relating to feasibility, engineering, procurement, performance guarantees and/or incentive arrangements relating to performance in respect of the conception, design, construction and timely completion of the Modernization Project.

                 "Patents" shall mean all letters patent of the United States or any other country, and all patent applications therefor, including, without limitation, patents and patent applications in the United States Patent and Trademark Office (the "PTO") or in any similar office or agency of the United States, or in any similar office or agency of any other country or any political subdivision thereof including, without limitation, those described in Schedule B annexed hereto and all reissues, re-examinations, continuations, divisionals, continuations-in-part or extensions thereof and all associated priority rights.

                 "Permitted Liens" shall have the meaning assigned to such term pursuant to subsection 6(b) of this Agreement.

                 "Prior Liens" shall have the meaning assigned to such term pursuant to subsection 6(a) of this Agreement.

                 "Proceeds" shall have the meaning assigned to the term "proceeds" under the UCC and, in any event, shall include, without limitation, any and all (i) proceeds of any insurance, indemnity,





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                                      -6-



warranty or guarantee payable to Collateral Agent or to Pledgor from time to time with respect to any of the Pledged Collateral, (ii) payments (in any form whatsoever) made or due and payable to Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral by any governmental authority (or any person acting under color of a governmental authority), (iii) products of the Pledged Collateral and (iv) other amounts from time to time paid or payable under or in connection with any of the Pledged Collateral; provided, however, that Proceeds shall not include property constituting Bank Primary Collateral (as defined in the Intercreditor Agreement).

                 "Trademarks" shall mean all trademarks, trade names, trade styles, service marks, designs and general intangibles of like nature, and all registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the PTO or in any similar office or agency of the United States or any State thereof, or in any similar office or agency of any other country or any political subdivision thereof, together with the goodwill associated therewith including, without limitation, those described in Schedule C annexed hereto and all reissues, amendments, extensions or renewals thereof.

                 "UCC" shall mean the Uniform Commercial Code as in effect in any relevant jurisdiction.

                 SECTION 2. Pledge and Grant of Security Interest. As collateral security for the payment and performance when due of all the Secured Obligations, Pledgor hereby pledges, assigns, transfers and grants to Collateral Agent for the benefit of the Secured Parties a continuing first priority security interest in and pledge of, the right, title and interest of Pledgor in, to and under the following property, whether now owned or hereafter acquired (collectively, the "Pledged Collateral"):

                   (i)    the Collateral Account and all Collateral Account
Funds;





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                                      -7-



                  (ii)    all Intangibles;

                 (iii)    all Intellectual Property; and

                  (iv) all Proceeds of any of the property specified in clauses (i) through (iii) of this Section 2.

                 SECTION 3. Secured Obligations. This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of (i) all of the obligations, liabilities and indebtedness of Pledgor now or hereafter existing under or in respect of each Indenture, the Notes, the Term Loan Agreement and the notes relating thereto and the notes, agreements and/or other instruments which collectively evidence any Permitted Replacement Financing (such notes, agreements and/or other instruments, together with the Indentures and the Notes, the Term Loan Agreement and the notes relating thereto, the "Debt Instruments") (including, without limitation, the obligations of Pledgor to pay principal of, premium, if any, and interest on any Debt Instruments when due and payable) and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and all other amounts due or to become due under or in connection with each Debt Instrument and (ii) without duplication of the amounts described in clause (i) of this Section 3, all obligations, indebtedness and liabilities of Pledgor now existing or hereafter arising under or in respect of this Agreement, including, without limitation, with respect to all charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement (the obligations described in clauses (i) and (ii) of this Section 3, collectively, the "Secured Obligations").

                 SECTION 4. No Release. Nothing set forth in this Agreement shall relieve Pledgor from the performance of any term, covenant, condition or agreement on Pledgor's part to be performed





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                                      -8-



or observed under or in respect of any of the Pledged Collateral constituting general intangibles, accounts or contract rights or from any liability to any Person under or in respect of any of such Pledged Collateral or shall impose any obligation on Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on Pledgor's part to be so performed or observed or shall impose any liability on Collateral Agent or any other Secured Party for any act or omission on the part of Pledgor relating thereto or for any breach of any representation or warranty on the part of Pledgor contained in this Agreement, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of Pledgor contained in this Section 4 shall survive the termination of this Agreement and the discharge of Pledgor's other obligations under this Agreement.

                 SECTION 5. Supplements; Further Assurances. Pledgor agrees that, at any time and from time to time, it will execute and file and refile such financing statements, continuation statements, amendments thereto and other documents (including, without limitation, this Agreement) in such offices (including, without limitation, the PTO and the United States Copyright Office) required or permitted by law in order to perfect, protect and preserve the rights and interests granted to Collateral Agent hereunder. Without limiting Pledgor's obligation to make such filings, and without imposing any obligation on the Collateral Agent to make such filings, Pledgor hereby authorizes Collateral Agent and appoints Collateral Agent as its attorney-in-fact to file such financing statements, continuation statements, amendments thereto and other documents without the signature of Pledgor to the fullest extent permitted by applicable law, and Pledgor agrees to do such further acts and things, and to execute and deliver to Collateral Agent such additional assignments, agreements, powers and instruments, as Collateral Agent may, but shall not be under obligation to, request to carry into effect the purposes of this Agreement or to assure and confirm unto Collateral Agent its rights, powers and remedies hereunder. All of the foregoing shall be at the sole cost and expense of Pledgor.





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                                      -9-



                 SECTION 6. Representations, Warranties and Covenants. Pledgor represents, warrants and covenants as follows:

                 (a) Necessary Filings. The filings, registrations and recordings described in Schedule D hereto constitute the only filings, registrations and recordings necessary and appropriate to create, preserve, protect and perfect the security interest granted by Pledgor to Collateral Agent pursuant to this Agreement in respect of the Pledged Collateral. All such filings, registrations and recordings shall, to the extent not previously made, be made immediately after the execution hereof. Upon such filings, registrations and recordings, the Lien granted to Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement constitutes and hereafter will constitute as to the Pledged Collateral, a perfected Lien superior and prior to the rights of all other Persons therein other than the holders of the (i) Liens described in Schedule E annexed hereto (collectively, the "Prior Liens") and (ii) Contested Liens solely to the extent contemplated by the last sentence of subsection 7(e) of this Agreement.

                 (b) No Liens. With respect to the Pledged Collateral existing on the date hereof, Pledgor is, and, as to the Pledged Collateral acquired by it from time to time after the date hereof, Pledgor will be the owner thereof, free from any Lien or other right, title or interest of any Person other than (i) Prior Liens, (ii) the Lien and security interest granted by Pledgor to Collateral Agent in the Pledged Collateral pursuant to this Agreement and (iii) Contested Liens (the Liens described in clauses (i) through (iii) of this sentence, collectively, the "Permitted Liens"). Pledgor shall defend the Pledged Collateral against all claims and demands of all Persons at any time claiming any interest therein adverse to Collateral Agent or any other Secured Party.

                 (c) Other Financing Statements. There is no financing statement (or similar statement or instrument of registration





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                                      -10-



         under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral (other than such statements or instruments in respect of Permitted Liens) and for so long as any of the Secured Obligations remain unpaid, Pledgor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Pledged Collateral, other than financing statements or similar statements or instruments filed or to be filed in respect of and covering the security interest granted by Pledgor to Collateral Agent pursuant to this Agreement.

                 (d) Chief Executive Office; Records. The chief executive office of Pledgor is located at 13500 South Perry Avenue, Riverdale, Illinois 60627. Pledgor shall not move such office, except to such new location as Pledgor may establish in accordance with the last sentence of this subsection 6(d). Pledgor shall not establish a new location for such office nor shall it change its name until (i) it shall have given Collateral Agent not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new location or name and providing such other information in connection therewith as Collateral Agent may request and (ii) with respect to such new location or name, Pledgor shall have taken all action necessary to maintain the perfection and proof of the security interest of Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby, including, without limitation, obtaining waivers of landlord's or warehouseman's liens with respect to such new location.

                 (e) Authorization; Enforceability. Pledgor has full corporate power, authority and legal right to pledge and grant a security interest in all the Pledged Collateral pursuant to this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms.





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                                      -11-



                 (f) No Consents. No consent of any party (including, without limitation, stockholders or creditors of Pledgor) and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required either (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor, (ii) except as may be provided in the Intercreditor Agreement and/or the Collateral Agency Agreement, for the exercise by Collateral Agent of the voting or other rights provided for in this Agreement or (iii) except as may be provided in the Intercreditor Agreement and/or the Collateral Agency Agreement, for the exercise by Collateral Agent of the remedies in respect of the Pledged Collateral pursuant to this Agreement.

                 (g) Pledged Collateral. All information set forth herein (including, without limitation, the information set forth in the Schedules annexed hereto) relating to the Pledged Collateral is accurate and complete in all respects.

                 (h) Intellectual Property. All of the registered, issued or material Intellectual Property and all applications and licenses therefor which are in existence on the date hereof are described on Schedules A, B and C annexed hereto. Pledgor has the right to use all such Intellectual Property and all computer programs and other similar rights free from burdensome restrictions. There is not pending or, to the best of Pledgor's knowledge, threatened any claim or litigation against or affecting Pledgor contesting the validity of any of the Intellectual Property or such computer programs or other rights.

                 (i) Modernization Project Documents. Pledgor shall perform and comply with the terms and conditions of all Modernization Project Documents. Pledgor shall not without the consent of Collateral Agent (i) cancel or terminate any of the Modernization Project Documents or consent to or accept any cancellation or termination thereof, (ii) amend,





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                                      -12-



         supplement or otherwise modify any of the Modernization Project Documents (in each case as in effect on the date hereof) which could have a material adverse effect on the Modernization Project, the other Mortgaged Property (as defined in the Mortgage) or impair the Lien granted to Collateral Agent under this Agreement, (iii) waive any default under or breach of any of the Modernization Project Documents or waive, fail to enforce, forgive or release any right, interest, or entitlement of any kind, howsoever arising, under or in respect of such Modernization Project Documents or, vary or agree to the variation of any of the provisions of any of such Modernization Project Documents or of the performance of any other Person under any of such Modernization Project Documents, or (iv) petition, request or take any other legal or administrative action which seeks, or may be expected, to rescind, terminate or suspend, any of the Modernization Project Documents or amend or modify any thereof. Pledgor shall notify Collateral Agent in the event it receives any notice or communication with respect to the Modernization Project Documents including, without limitation, notices of default, and shall forward promptly copies of any such notices or communications to Collateral Agent. In the event of Pledgor's default under any of the Modernization Project Documents, the parties thereto may permit Collateral Agent to cure such default and thereafter perform any of Pledgor's obligations thereunder and such performance by Collateral Agent will not constitute a default under any such Modernization Project Document.

                 SECTION 7.  Provisions Concerning Pledged Collateral.

                 (a) Insurance. Pledgor shall at all times keep the Pledged Collateral insured in favor of Collateral Agent, at Pledgor's own expense, against all risks to which the Pledged Collateral may be subject, in such amounts and with such deductibles as from time to time would be maintained by a prudent operator of a business similar to the business of Pledgor. Each policy or certificates with respect to such insurance shall be endorsed to Collateral Agent for the





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                                      -13-



         benefit of Collateral Agent (including, without limitation, by naming Collateral Agent as an additional named insured or loss payee as its interest may appear) and such policy or certificate shall be delivered to Collateral Agent. Each such policy shall state that it cannot be cancelled without thirty (30) days' prior written notice to Collateral Agent. At least thirty (30) days prior to the expiration of any such policy of insurance, a policy or policies renewing or extending such expiring policy or renewal or extension certificates or other evidence of renewal or extension shall be delivered to Collateral Agent. If Pledgor shall fail to insure such Pledged Collateral with insurers which would be utilized by a prudent operator of a business similar to the business of Pledgor and in such amounts and with such deductibles as contemplated herein or if Pledgor shall fail to so endorse and deposit, or to extend or renew, all such insurance policies or certificates with respect thereto, Collateral Agent shall have the right (but shall be under no obligation), to advance funds to procure or renew or extend such insurance and Pledgor agrees to reimburse Collateral Agent for any and all costs and expenses thereof, with interest on all such funds from the date advanced at the rate per annum (the "Default Rate") equal to two percent (2%) in excess of the highest rate payable under the Notes. Any proceeds of insurance in respect of the Pledged Collateral are hereby assigned to Collateral Agent. Subject to the provisions of the Intercreditor Agreement and the Collateral Agency Agreement, in case of any loss or damage to any of the Pledged Collateral, all proceeds of insurance maintained by Pledgor shall be paid to Collateral Agent as Trust Moneys and shall be subject to retention and disbursement by Collateral Agent in accordance with the terms of the Collateral Agency Agreement.

                 (b) Further Actions. Pledgor shall, at its sole cost and expense, make, execute, endorse, acknowledge, file and/or deliver to Collateral Agent from time to time such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices and schedules relating to the Pledged Collateral.

                 (c) Notation on Books and Records. Pledgor shall place on its books and records with respect to the Pledged Collateral a notation stating that Collateral Agent has a security interest therein.

                 (d) Protection of Collateral Agent's Security. Pledgor shall properly maintain and protect the Pledged Collateral and shall not take any action that impairs the rights of Collateral Agent or any other Secured Party in the Pledged Collateral.

                 (e) Payment of Taxes; Claims. Pledgor shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials, supplies and warehousing) against, the Pledged Collateral. Notwithstanding the foregoing, Pledgor may at its own expense contest the amount or applicability of any such taxes, assessments, governmental charges or levies or claims by appropriate legal proceedings; provided, however, that (i) any such contest shall be conducted in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) in connection with such contest, Pledgor shall have (x) made provision for the payment of such contested amount on Pledgor's books if and to the extent required by generally accepted accounting principles then used by Pledgor in the preparation of its financial statements or (y) deposited with Collateral Agent a sum sufficient to pay and discharge such obligation and Collateral Agent's estimate of all interest and penalties related thereto. Notwithstanding the foregoing provisions of this subsection 7(e), (x) no contest of any such obligation may be pursued by Pledgor if such contest would expose Collateral Agent or any other Secured Party to (A) any possible criminal liability or, (B) unless Pledgor shall have furnished a bond or other security therefor satisfactory to Collateral Agent or any other Secured Party, any additional civil liability for failure to comply with such obligation and (y) if at any time payment of any obligation imposed upon Pledgor by this subsection 7(e) shall become necessary to prevent the imposition of remedies because of non-payment, Pledgor shall pay the same in sufficient time to prevent the imposition of remedies in respect of such default or prospective default. Any Liens incurred in respect of the taxes, assessments, governmental charges or levies or claims contemplated by this subsection 7(e) (such Liens, to the extent the amounts owing in respect thereof are not yet due or are being contested and otherwise comply with the provisions of this subsection 7(e), the "Contested Liens") shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by this Agreement, except if and to the extent that the law or regulation creating or authorizing such Lien provides that such Lien must be superior to the Lien and security interest created and evidenced hereby.

                 (f) As to Copyrights, Patents and Trademarks. Pledgor shall:

                            (i) Advise Collateral Agent of all material Copyrights, Patents and Trademarks and applications or licenses for or registration of the same, created or obtained by Pledgor on or after the date of this Agreement.

                           (ii) Take all steps necessary to maintain and enforce the Copyrights, Patents and Trademarks (and licenses therefor) including, without limitation, (x) payment of all fees, (y) prosecuting infringers and (z) diligently pursuing any application or registration related thereto.

                 SECTION 8. Transfers and Other Liens. Except as permitted by the appropriate provisions of the Debt Instruments, Pledgor shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral.

Pledgor shall not create or permit to exist any Lien upon or with respect to any of the Pledged Collateral other than Permitted Liens.

                 SECTION 9. Reasonable Care. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which Collateral Agent, in its individual capacity, accords its own property, it being understood that Collateral Agent shall not have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

                 SECTION 10.  Remedies Upon Event of Default.

                 (a) Obtaining Possession of Pledged Collateral. If an Event of Default (as defined in the Collateral Agency Agreement) shall have occurred and be continuing, then and in every such case, Collateral Agent may:

                   (i) personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon Pledgor's premises where any of the Pledged Collateral is located and remove such Pledged Collateral and use in connection with such removal any and all services, supplies, aids and other facilities of Pledgor;

                  (ii) sell, assign, grant a license to use or otherwise liquidate, or direct Pledgor to sell, assign, grant a license to use or otherwise liquidate, any or all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

                 (iii) take possession of the Pledged Collateral or any part thereof, by directing Pledgor in writing to deliver the same to Collateral Agent at any place or places designated by

         Collateral Agent, in which event Pledgor shall at its own expense:
         (x) forthwith cause the same to be moved to the place or places so designated by Collateral Agent and there delivered to Collateral Agent; (y) store and keep any Pledged Collateral so delivered to Collateral Agent at such place or places pending further action by Collateral Agent and (z) while the Pledged Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Pledgor's obligation to deliver the Pledged Collateral is of the essence of this Agreement. Upon application to a court of equity having jurisdiction, Collateral Agent shall be entitled to a decree requiring specific performance by Pledgor of such obligation;

                  (iv) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Modernization Project Documents and/or the Indemnification Agreements) constituting the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to Collateral Agent; provided, however, that in the event any such payments are made directly to Pledgor prior to receipt by any such obligor of such instruction, Pledgor shall segregate all amounts received pursuant thereto in a separate account and pay same promptly to Collateral Agent; and

                   (v) substitute itself for Pledgor as a party to the Modernization Project Documents and/or the Indemnification Agreements and exercise all rights and remedies of Pledgor thereunder in accordance with the terms thereof.

                 (b) Disposition of Pledged Collateral. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable. Collateral Agent or any Secured Party may bid for and be the purchaser of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at such sale, to deliver any outstanding Note or claims for interest thereon in lieu of cash, which Note or claims for interest thereon shall be applied to the payment of such purchase price. In the event that the amount payable in respect of the purchase price of the Pledged Collateral purchased at any such sale shall be less than the amount due on such Note, such Note shall be returned to the Secured Party after being appropriately stamped to show partial payment. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal hereafter enacted. Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor hereby waives, to the fullest extent permitted by law, any claims against Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. Pledgor agrees that, to the extent notice of sale shall be required by law, five (5) days' notice from Collateral Agent of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

                 (c) Remedies Under UCC. In addition to the rights and remedies provided in this Agreement or otherwise available to it, Collateral Agent shall have all the rights and remedies of a secured party under the UCC and any other similar law in any applicable jurisdiction.

                 (d) Waiver of Claims. Except as otherwise provided herein, Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Collateral Agent's taking possession or Collateral Agent's disposition of any of the Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which Pledgor would otherwise have under law, and Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession; (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Collateral Agent's rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under Pledgor.

                 (e) Certain Sales of Pledged Collateral. Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any foreign governmental authority, Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such foreign governmental authority. Pledgor acknowledges that any such sales may be at prices and on terms less favorable to Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner.

                 SECTION 11. Application of Proceeds. The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by Collateral Agent of its remedies as a secured creditor as provided in Section 10 hereof shall be applied, together with any other sums then held by Collateral Agent pursuant to this Agreement, promptly by Collateral Agent in the manner set forth in the Collateral Agency Agreement.

                 SECTION 12. Expenses. Pledgor will upon demand pay to Collateral Agent the amount of any and all expenses, including the fees and expenses of Collateral Agent's counsel and the allocated costs of Collateral Agent's internal counsel and the fees and expenses of any experts and agents which Collateral Agent may incur in connection with (i) the collection of the Secured Obligations, (ii) the enforcement and administration of this Agreement,
(iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iv) the exercise or enforcement of any of the rights of Collateral Agent or any other Secured Party hereunder or (v) the failure by Pledgor to perform or observe any of the provisions hereof. All amounts payable by Pledgor under this Section 12 shall be due upon demand and shall be part of the Secured Obligations. Pledgor's obligations under this Section 12 shall survive the termination of this Agreement and the discharge of Pledgor's other obligations hereunder.

                 SECTION 13.  No Waiver; Cumulative Remedies.

                 (a) No failure on the part of Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

                 (b) In the event Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Collateral Agent, then and in every such case, Pledgor, Collateral Agent and each holder of any of the Secured Obligations shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of Collateral Agent and the Secured Parties shall continue as if no such proceeding had been instituted.

                 SECTION 14. Actions by Collateral Agent; Successor Collateral Agent.

                 (a) The actions of Collateral Agent hereunder are subject to the provisions of the Collateral Agency Agreement. Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Pledged Collateral), in accordance with the provisions of the Collateral Agency Agreement. Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Collateral Agency Agreement. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent.

                 (b) Notwithstanding anything to the contrary contained in this Agreement, the Indentures, the Term Loan Agreement or any of the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to exercise voting rights hereunder or otherwise exercise its remedies to acquire control or possession of the Mortgaged Property (as defined in the Mortgage), the Collateral Agent shall not be required to commence any such action or exercise any such remedy if the Collateral Agent has determined in good faith that the Collateral Agent may incur liability under the Environmental Laws as the result of the presence at, or release on or from, the Facility of any Hazardous Materials unless the Collateral Agent has received security or indemnity, from a Secured Party or holders of Indebtedness benefiting from the pledge of this Agreement, in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability.

                 SECTION 15. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If Pledgor shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of Pledgor contained herein shall be breached, Collateral Agent or any Secured Party may (but shall have no duty or obligation to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Any and all amounts so expended by Collateral Agent or such Secured Party shall be paid by Pledgor promptly upon demand therefor, with interest at the Default Rate during the period from and including the date on which such funds were so expended to the date of repayment. Pledgor's obligations under this Section 15 shall survive the termination of this Agreement and the discharge of Pledgor's other obligations under this Agreement. Pledgor hereby appoints Collateral Agent its attorney-in-fact with an interest, with full authority in the place and stead of Pledgor and in the name of Pledgor, or otherwise, from time to time in Collateral Agent's discretion, to take any action and to execute any instrument consistent with the terms of this Agreement, any Debt Instrument, the Collateral Agency Agreement and the Intercreditor Agreement which Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue and in accordance with the terms hereof.

                 SECTION 16.  Indemnity.

                 (a) Indemnity. Pledgor agrees to indemnify, pay and hold harmless Collateral Agent and the officers, directors, employees, agents and affiliates of Collateral Agent (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs and claims for strict liability in tort and environmental or hazardous waste claims of any sort), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement or the Intercreditor Agreement (including, without limitation, any misrepresentation by Pledgor in this Agreement) (the "Indemnified Liabilities"); provided, however, that Pledgor shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) by a court of competent jurisdiction that such Indemnified Liability arose from the gross negligence or willful misconduct of such Indemnitee or, in the case of environmental laws, the willful violation of such laws. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Pledgor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

                 (b) Survival. The obligations of Pledgor contained in this Section 16 shall survive the termination of this Agreement and the discharge of Pledgor's other obligations under this Agreement.

                 (c) Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Pledged Collateral.

                 SECTION 17. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by Pledgor therefrom, shall be effective unless the same shall be in writing and signed by Collateral Agent and Pledgor. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Pledgor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any Debt Instrument, no notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances.

                 SECTION 18.  Termination; Release.

                 (a) Except as otherwise provided herein, this Agreement shall terminate at such time as all of the Secured Obligations shall have been indefeasibly paid in full and have been terminated. Upon termination of this Agreement or any release of Pledged Collateral in accordance with the provisions of the Collateral Agency Agreement, Collateral Agent shall, upon the request and at the sole cost and expense of Pledgor, forthwith assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by Collateral Agent, such of the Pledged Collateral as may be in possession of Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof or the terms of the Intercreditor Agreement, on the order of and at the sole cost and expense of Pledgor, and proper instruments (including UCC termination statements on Form UCC-3) acknowledging the termination of this Agreement or the release of such Pledged Collateral, as the case may be.

                 (b) In the event that any Asset Sale made by Pledgor in accordance with applicable provisions of the Debt Instruments involves the sale of an asset which constitutes Pledged Collateral, Pledgor shall deliver all Net Cash Proceeds received in respect of such item of Pledged Collateral to Collateral Agent to be held by Collateral Agent as Trust Moneys and applied in accordance with the provisions of the Collateral Agency Agreement.

                 SECTION 19. Notices. Unless otherwise provided herein, any notice or other communication herein shall be given in the manner set forth in the Collateral Agency Agreement and at the addresses set forth in the Collateral Agency Agreement, or at such other address as shall be designated by any party in a written notice to the other party.

                 SECTION 20. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon Pledgor, its successors and assigns, and (ii) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns; no other Persons (including, without limitation, any other creditor of Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any Debt Instrument held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the applicable provisions of the Debt Instruments.

                 SECTION 21. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE

VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                 SECTION 22. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. PLEDGOR DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, WITH AN ADDRESS AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY PLEDGOR IRREVOCABLY AGREEING IN WRITING TO SO SERVE, AS ITS AGENT TO RECEIVE ON ITS BEHALF, SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY PLEDGOR TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.
A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO PLEDGOR AT ITS ADDRESS PROVIDED FOR IN THE COLLATERAL AGENCY AGREEMENT EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY PLEDGOR REFUSES TO RECEIVE AND FORWARD SUCH SERVICE, PLEDGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION.

                 SECTION 23. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 SECTION 24. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same Agreement.

                 SECTION 25. Headings. The Section and subsection headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                 SECTION 26. Obligations Absolute. All obligations of Pledgor hereunder shall be absolute and unconditional irrespective of:

                 (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Pledgor;

                 (b) any lack of validity or enforceability of any Debt Instrument, or any other agreement or instrument relating thereto;

                 (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Debt Instrument, or any other agreement or instrument relating thereto;

                 (d) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

                 (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect of this Agreement or any Debt Instrument except as specifically set forth in a waiver granted pursuant to the provisions of Section 17; or

                 (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Pledgor.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                                              ACME STEEL COMPANY,
                                                as Pledgor


                                              By:   /s/ S. D. Bennett
                                                  ----------------------------
                                                  Name:  Stephen D. Bennett
                                                  Title: President

                                              SHAWMUT BANK CONNECTICUT,
                                                NATIONAL ASSOCIATION
                                                as Collateral Agent,


                                              By:   /s/ Susan T. Keller
                                                  ----------------------------
                                                  Name:  Susan Keller
                                                  Title: Vice President

                                   SCHEDULE A

                         Acme Steel Company Copyrights

                                      None

                                   SCHEDULE B

                           Acme Steel Company Patents


=======================================================================================================
                              ISSUE DATE                                                    EXPIRATION
      PATENT NO.               AND USSN                         TITLE                          DATE
=======================================================================================================
      4,176,013              11/27/1979         Coke Oven Door Seal Assembly              11/27/1996
- -------------------------------------------------------------------------------------------------------
      4,248,407              02/03/1981         Cast House Emissions Recycle System       02/03/1998
- -------------------------------------------------------------------------------------------------------
      4,288,295              09/08/1981         Coke Oven with Apparatus for              09/08/1998
                                                Partially Drying and Preheating
                                                Coal
- -------------------------------------------------------------------------------------------------------
                            11/05/1993          Hyper-Reset Pressure
                            USSN                Controller
                            147,539             Assignment from Buckner to
                                                ASC 11/02/93
=======================================================================================================

                                   SCHEDULE C

                         Acme Steel Company Trademarks




 ======================================================================================
    T. M. REG. NUMBER               ISSUE/REG. DATE                  TITLE/TRADEMARK
 ======================================================================================
    Reg. No. 1,362,911                10/01/1985                Supramet
- ---------------------------------------------------------------------------------------
     USSN 74/393,957              Filed May 24, 1993            Acme Steel and Design
 ======================================================================================

                                   SCHEDULE D
                                       TO
                               SECURITY AGREEMENT


                                REQUIRED FILINGS


1. UCC-1 Financing Statement to be filed with the Secretary of State of Illinois with respect to all collateral described in the Security Agreement other than the Copyrights, Patents, Trademarks and the Collateral Account and the Collateral Account Funds.

2. Patent Collateral Assignments for the Patents listed on Schedule B to the Security Agreement filed with the U.S. Patent and Trademark Office.

3. Trademark Collateral Assignments for the Trademarks listed on Schedule C to the Security Agreement filed with the U.S. Patent and Trademark Office.

4. With respect to the Collateral Account and the Collateral Account Funds, no filing is required or sufficient to perfect the security interest created by the Security Agreement; a lien on such collateral is perfected only by possession by the secured party.

                                   SCHEDULE E
                                       TO
                               SECURITY AGREEMENT

                                  PRIOR LIENS


Debtor:  Acme Packaging Corporation

                                                  Filing          Filing
Jurisdiction             Secured Party             Date             No.            Collateral Description
- ------------             -------------            ------          -------          ----------------------

CONNECTICUT,             Vanguard                 07/20/93        1021326          Equipment Lease
Secretary of             Financial
State                    Service Corp.